THIS CONSULTING SERVICES AGREEMENT ("**Agreement**") is entered into on November 1, 2006 ("**Effective Date**") by and between SmarTVideo™ Technologies, Inc. ("**smarTVideo**") and Centurion Investments and Holding Co. ("**Consultant**").

smarTVideo and Consultant hereby agree as follows:

1. Scope of Work

In connection with the Asset Purchase Agreement between Diggit Entertainment Group, Inc. and smarTVideo entered into concurrently with this Agreement (the "**Asset Purchase Agreement**"), and effective as of the Closing Date of such Asset Purchase Agreement (as defined therein) (the "**Closing Date**"), Consultant agrees to cause its principal, Bill Diggins, to perform certain business development, account management and transition-related services (the "**Services**") for smarTVideo as further described in Exhibit A hereof during the Term defined below.

2. Compensation

smarTVideo shall pay Consultant in consideration of the terms of this Agreement pursuant to the terms and conditions set forth on Exhibit A hereof.

No taxes will be withheld from Consultant's compensation. Further, Consultant understands and agrees that, as an independent contractor, it is solely responsible for all taxes and other costs and expenses attributable to the compensation payable to and services provided by it under this Agreement. Consultant understands and agrees that it is obligated to pay federal, state and local income tax, if any, due on any monies paid to it pursuant to this Agreement, and it represents that it has taken and will take any and all actions required to comply with all applicable federal, state and local laws pertaining to the same.

It is expressly understood that Consultant is not eligible for, and will not receive, any employment benefits such as insurance and retirement, any other compensation such as bonuses or vacation, or any worker's compensation or unemployment insurance benefits from smarTVideo.

3. Expenses

smarTVideo shall reimburse Consultant for reasonable expenses incurred by Consultant in the performance of its duties hereunder; provided, however, that any such expense must be approved by a smarTVideo Senior Vice President, or the smarTVideo CFO or President, in writing in advance.

4. Obligations of Consultant

Consultant shall perform the Services in a competent and efficient manner using best efforts to accomplish the objectives of the Services. Consultant shall perform all Services in strict compliance with any and all applicable federal, state, and local laws, regulations and guidelines and any other relevant professional or other standards. Without limiting the foregoing, Consultant shall abide by all applicable requirements regarding equal employment opportunity and the provisions of Executive Order 11246 and related rules. Consultant when on smarTVideo premises shall comply with smarTVideo policies with respect to conduct of visitors.

5. **Confidentiality and Restrictive Covenants**

The specific terms of this Agreement, and each of the party's and their employees and principals' disclosures and activities in connection with this Agreement, are subject to the provisions of the Confidentiality Agreement between smarTVideo and Consultant dated November 2, 2006. The confidentiality and other obligations set forth therein will be binding on the parties to this Agreement, and their respective employees and principals, for the time periods set forth in the Confidentiality Agreement, regardless of any termination or expiration of this Agreement or of such Confidentiality Agreement.

Consultant covenants and agrees that during the Term, and for a period of two (2) years thereafter, Consultant and its principals and employees will not perform any Services substantially similar or the same to those which Consultant performed for smarTVideo for any Competing Business. As used herein, "**Competing Business**" means any business or enterprise which is a direct competitor to smarTVideo's business (i.e., providing interactive multimedia applications that enable the broadcasting of live, on-demand and download-and-play audio and audiovisual content or advertising for mobile or IPTV video consumers in the United States).

Consultant further covenants and agrees that during the Term, and for a period of two (2) years thereafter, Consultant and its principals and employees shall not for any reason, directly or indirectly, solicit, attempt to solicit, induce, or encourage any employee of smarTVideo, or any contractor who has worked for smarTVideo in the one year prior to the end of the Term, to work for Consultant or any Competing Business. Further, Consultant and its principals and employees shall not provide information about any smarTVideo employee or contractor to any Competing Business, or to any agent acting on behalf of a Competing Business, for the purpose of soliciting any smarTVideo employee or contractor.

6. **Work Made for Hire**.

Consultant expressly acknowledges and agrees that all works of authorship, discoveries, inventions, processes, designs, plans, materials and confidential information (collectively and interchangeably, "**Work Product**"), shall be the sole and exclusive property of smarTVideo. Consultant hereby agrees that all Work Product is intended to be work made for hire under the U.S. Copyright Act of 1976, and Consultant further irrevocably assigns and agrees to assign all right, title, and interest in any such Work Product to smarTVideo to the extent such right, title or interest is not subject to smarTVideo's ownership as a work made for hire. Consultant will execute and deliver promptly to smarTVideo such assignments and other written instruments, and will do such other acts as may be required, to obtain or confirm smarTVideo's rights with respect to the Work Product and to confirm that smarTVideo owns and controls the entire right, title and interest in such Work Product. If, during the Term, Consultant discloses any works, inventions, discoveries, or ideas to smarTVideo which were conceived or written prior to this Agreement or which are not based upon the Services performed by Consultant for smarTVideo under this Agreement, smarTVideo shall have no liability to Consultant because of smarTVideo's use of such works, inventions, discoveries or ideas.

7. **Conflicts of Interest**

Consultant represents that it has advised smarTVideo in writing prior to the date of signing this Agreement of any relationship with any third parties, including without limitation Competing Businesses, which would present a conflict of interest with respect to the subject areas of the Services or which could prevent Consultant from carrying out the terms of this Agreement. Consultant affirms that Consultant shall advise smarTVideo of any such relationships that might be proposed

during the term of this Agreement. In such event, smarTVideo shall have the option to terminate this Agreement without further liability to Consultant other than the obligation to pay for Services actually rendered as of the date of such termination.

8. Independent Contractor

Consultant shall be an independent contractor, and Consultant and any principals and employees of Consultant performing Services shall not be employees of smarTVideo. The means, methods and manner in which Services are rendered by Consultant shall be within Consultant's sole control and discretion. smarTVideo shall not be responsible for Consultant's acts or the acts of its principals or employees while performing the Services, whether on smarTVideo premises or elsewhere, and Consultant and its principals and employees shall not have authority to speak for, represent, obligate, or legally bind smarTVideo in any way.

9. Term and Termination

The term of this Agreement (the "**Term**") will begin on the Effective Date and will continue for a period of twelve (12) months thereafter, unless earlier terminated as provided for herein. The parties may, each in their sole discretion, determine whether to renew this Agreement for additional periods following the Term.

In the event that Consultant commits a material breach of this Agreement, or the Closing Date does not occur within sixty (60) days after the effective date of the Asset Purchase Agreement (as further described therein), smarTVideo shall have the right to terminate this Agreement immediately upon written notice, without further financial obligation to Consultant, other than (i) to pay a pro rata portion of the quarterly amounts described in Exhibit A reflecting any partial quarterly period between the date on which such Closing Date occurs (if applicable) and the date of termination; and (ii) to reimburse Consultant for any reasonable expenses directly related to the performance of the Services contemplated by this Agreement which were incurred by Consultant up to the date of termination and in accordance with the provisions of this Agreement governing such expenses.

10. Indemnification

Consultant shall defend, indemnify, and hold harmless smarTVideo from and against all liabilities, claims, costs, fines, penalties and damages of any type (including without limitation attorneys' fees and expenses) arising out of or in any way related to this Agreement, including, but not limited to, Consultant's provision of Services under this Agreement. This indemnification expressly includes, but is not limited to, any fines or penalties imposed by the Department of Labor, the Internal Revenue Service, or any other local, state or federal governmental agency. smarTVideo shall defend, indemnify, and hold harmless Consultant from and against all liabilities, claims, costs, fines, penalties and damages of any type (including without limitation attorneys' fees and expenses) arising out of or in any way relating to a breach of smarTVideo's duties and obligations under this Agreement.

11. Assignment

No assignment by Consultant of this Agreement or any of its rights, duties or obligations hereunder, shall be binding on smarTVideo without smarTVideo's prior written consent. smarTVideo shall have the right to assign this Agreement at its discretion.

12. **No Alteration, Change or Amendment Without Signed Writing**

This Agreement may not be altered, changed or amended except by a writing signed by each of the parties hereto.

13. **Waiver**

The waiver by smarTVideo of a breach of any provision of this Agreement by Consultant shall not operate or be construed as a waiver of any subsequent similar or other breach by Consultant.

14. **Specific Performance/Injunctive Relief**

Consultant acknowledges and agrees that smarTVideo would suffer great and irreparable harm if Consultant should breach or violate any of the terms of Section 5 or 6 hereof. In the event of the actual or threatened breach by Consultant of any of the terms of Section 5 or 6, smarTVideo shall have the right to seek specific performance and injunctive relief, as well as recovery of its costs and reasonable attorneys' fees and expenses expended to enforce this Agreement. The remedies contemplated by this paragraph are in addition to all other remedies and rights available at law or in equity.

15. **Governing Law**

This Agreement shall be construed according to the laws of Georgia.

16. **Jurisdiction and Venue**

Any proceedings or actions commenced hereunder shall be brought in Atlanta, Georgia, except that the equitable proceedings contemplated by Section 14 may be brought in any court of competent jurisdiction.

17. **Execution in Counterparts**

This Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

18. **Acknowledgment of Opportunity to Review and Rules of Construction**

The parties acknowledge that they have had an opportunity to review each and every provision contained in this Agreement and to submit the same to legal counsel for review and comment. Based on the foregoing, the parties agree that any rule of construction that a contract be construed against the drafter will not be applied in the interpretation and construction of this Agreement.

19. **Severability**

The invalidity or unenforceability of any provisions of this Agreement, whether in whole or in part, shall not in any way affect the validity and/or enforceability of any other provision of this Agreement. Any invalid or unenforceable provision shall be deemed severable to the extent of any such invalidity or unenforceability.

20. Third Party Beneficiaries

There are no third party beneficiaries of this Agreement and no person or entity other than smarTVideo and Consultant shall have any legal rights hereunder.

21. Authority

Each party hereby represents and warrants that it has the right, power and authority to enter into and perform its obligations under this Agreement and that it has taken all requisite corporate action to approve execution, delivery and performance of the Agreement, and the Agreement constitutes a legal, valid and binding obligation upon itself.

22. Entire Agreement

This Agreement together with the Asset Purchase Agreement and the Confidentiality Agreement referenced herein contains the entire agreement of the parties relating to the subject matter hereof, and supersedes all prior agreements and understandings between the parties related to the subject matter hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives.

SMARTVIDEO™ TECHNOLOGIES, INC.
(smarTVideo)

By: ______________________
Name: ______________________
Title: ______________________
Date: ______________________

CENTURION INVESTMENTS AND HOLDING CO.
(Consultant)

By: [signature]
Name: William J. Diggins III
Title: Chief Executive Officer
Date: 11/26/06

20. Third Party Beneficiaries

There are no third party beneficiaries of this Agreement and no person or entity other than smarTVideo and Consultant shall have any legal rights hereunder.

21. Authority.

Each party hereby represents and warrants that it has the right, power and authority to enter into and perform its obligations under this Agreement and that it has taken all requisite corporate action to approve execution, delivery and performance of the Agreement, and the Agreement constitutes a legal, valid and binding obligation upon itself.

22. Entire Agreement

This Agreement together with the Asset Purchase Agreement and the Confidentiality Agreement referenced herein contains the entire agreement of the parties relating to the subject matter hereof, and supersedes all prior agreements and understandings between the parties related to the subject matter hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives.

SMARTVIDEO™ TECHNOLOGIES, INC.
(smarTVideo)

By: [signature]
Name: William B. Loughman
Title: CFO
Date: 11/27/06

CENTURION INVESTMENTS AND HOLDING CO.
(Consultant)

By: ____________________
Name: William J. Diggins III
Title: Chief Executive Officer
Date: ____________________